Exhibit 99.1

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Partners

Heritage Operating, L.P.

Titan Energy Partners, L.P.

We have audited the accompanying combined balance sheets of Heritage Operating, L.P. and subsidiaries, and Titan Energy Partners, L.P. and subsidiaries (both Delaware limited partnerships and wholly-owned subsidiaries of Energy Transfer Partners, L.P.) (collectively, “the Partnerships”) as of December 31, 2011 and 2010, and the related combined statements of operations and comprehensive income, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Partnerships’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnerships’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Heritage Operating, L.P. and subsidiaries, and Titan Energy Partners, L.P. and subsidiaries as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Kansas City, Missouri

April 27, 2012

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

COMBINED BALANCE SHEETS

(in thousands)

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$54,123	$31,141
Marketable securities	1,218	2,020
Accounts receivable, net of allowance for doubtful accounts	130,270	151,098
Accounts receivable from related companies	—	70,930
Inventories	101,821	91,015
Price risk management assets	—	6,864
Prepaid expenses and other current assets	22,007	15,686

Total current assets	309,439	368,754
PROPERTY, PLANT AND EQUIPMENT	1,243,879	1,184,373
ACCUMULATED DEPRECIATION	(461,958)	(394,451)

	781,921	789,922
GOODWILL	619,445	613,106
INTANGIBLES AND OTHER ASSETS, net	161,291	164,654

Total assets	$1,872,096	$1,936,436

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$45,546	$49,546
Accounts payable to related companies	27,770	109,143
Customer advances and deposits	79,529	70,989
Accrued wages and benefits	20,458	20,657
Price risk management liabilities	4,061	—
Accrued and other current liabilities	44,162	37,131
Current maturities of long-term debt	24,117	35,265

Total current liabilities	245,643	322,731
LONG-TERM DEBT, less current maturities	57,542	77,403
OTHER NON-CURRENT LIABILITIES	3,546	2,720

COMMITMENTS AND CONTINGENCIES (Note 7)
	306,731	402,854

PARTNERS’ CAPITAL:
Limited Partners	1,565,132	1,526,276
General Partners	—	—
Accumulated other comprehensive income	233	7,306

Total partners’ capital	1,565,365	1,533,582

Total liabilities and partners’ capital	$1,872,096	$1,936,436

The accompanying notes are an integral part of these combined financial statements.

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2011	2010	2009
REVENUES:
Retail fuel	$1,360,653	$1,314,973	$1,190,523
Wholesale fuel	9,487	8,331	7,143
Other	108,107	106,883	103,823

Total revenues	1,478,247	1,430,187	1,301,489

COSTS AND EXPENSES:
Cost of products sold—retail fuel (excluding depreciation)	839,127	752,926	574,854
Cost of products sold—wholesale fuel (excluding depreciation)	9,053	7,841	6,479
Cost of products sold—other (excluding depreciation)	21,196	21,816	21,148
Operating expenses	349,208	343,022	347,761
Depreciation and amortization	83,018	82,640	84,203
Selling, general and administrative	46,777	45,937	41,941

Total costs and expenses	1,348,379	1,254,182	1,076,386

OPERATING INCOME	129,868	176,005	225,103
OTHER INCOME (EXPENSE):
Affiliated interest	—	1,636	617
Interest expense	(8,716)	(11,954)	(16,046)
Gains (losses) on disposal of assets	(2,837)	(1,027)	1,074
Other, net	595	303	534

INCOME BEFORE INCOME TAX EXPENSE	118,910	164,963	211,282
Income tax expense	3,593	1,654	1,998

NET INCOME	115,317	163,309	209,284
Change in value of available-for-sale securities	(803)	(4,023)	4,941
Reclassification to earnings of gains and losses on derivative instruments accounted for as cash flow hedges	(10,142)	(11,724)	(4,022)
Change in value of derivative instruments accounted for as cash flow hedges	3,872	9,502	12,632

	(7,073)	(6,245)	13,551

COMPREHENSIVE INCOME	$108,244	$157,064	$222,835

The accompanying notes are an integral part of these combined financial statements.

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

COMBINED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands)

	Limited Partners	General Partners	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2008	$1,337,611	$—	$—	$1,337,611
Distributions to partners	(81,697)	—	—	(81,697)
Non-cash unit-based compensation	2,959	—	—	2,959
Other comprehensive income, net of tax	—	—	13,551	13,551
Net income	209,284	—	—	209,284

Balance, December 31, 2009	$1,468,157	$—	$13,551	$1,481,708
Distributions to partners	(110,000)	—	—	(110,000)
Non-cash unit-based compensation	4,810	—	—	4,810
Other comprehensive loss, net of tax	—	—	(6,245)	(6,245)
Net income	163,309	—	—	163,309

Balance, December 31, 2010	$1,526,276	$—	$7,306	$1,533,582
Contribution of units in connection with certain acquisitions	3,000	—	—	3,000
Non-cash distributions to partners	(79,583)	—	—	(79,583)
Non-cash unit-based compensation	122	—	—	122
Other comprehensive loss, net of tax	—	—	(7,073)	(7,073)
Net income	115,317	—	—	115,317

Balance, December 31, 2011	$1,565,132	$—	$233	$1,565,365

The accompanying notes are an integral part of these combined financial statements.

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$115,317	$163,309	$209,284
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	83,018	82,640	84,203
Amortization of finance costs charged to interest	293	500	547
Provision for losses on accounts receivable	3,702	3,727	2,993
(Gains) losses on disposal of assets	2,837	1,027	(1,074)
Non-cash unit-based compensation expense	122	4,810	2,959
Other non-cash	1,329	1,142	(17)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	18,768	(17,976)	7,112
Accounts receivable from related companies	4,183	(577)	16,797
Inventories	(10,088)	(9,108)	(5,026)
Prepaid expenses and other current assets	(6,299)	(2,870)	12,138
Intangibles and other assets	2,259	158	58
Accounts payable	(3,043)	(780)	4,788
Accounts payable to related companies	(50,144)	51,365	(1,829)
Customer advances and deposits	8,028	(175)	(16,546)
Accrued wages and benefits	(198)	2,451	(11,276)
Accrued and other current liabilities	6,559	(2,883)	(3,029)
Other non-current liabilities	(145)	—	(128)
Price risk management assets and liabilities, net	4,715	2,706	(46,603)

Net cash provided by operating activities	181,213	279,466	255,351

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	(27,264)	(28,107)	(6,306)
Capital expenditures	(56,164)	(59,207)	(63,851)
Proceeds from the sale of assets	5,392	5,902	7,553

Net cash used in investing activities	(78,036)	(81,412)	(62,604)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	365	2,760	16,440
Proceeds from related company borrowings	144,696	128,760	157,910
Principal payments on debt	(36,496)	(55,082)	(63,049)
Principal payments on related company debt	(188,760)	(177,245)	(261,710)
Distributions to partners	—	(110,000)	(81,697)

Net cash used in financing activities	(80,195)	(210,807)	(232,106)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22,982	(12,753)	(39,359)
CASH AND CASH EQUIVALENTS, beginning of year	31,141	43,894	83,253

CASH AND CASH EQUIVALENTS, end of year	$54,123	$31,141	$43,894

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Long-term debt assumed and noncompete agreement notes payable issued in acquisitions	$4,166	$2,740	$790

Contribution of assets from parent in connection with certain acquisitions	$3,000	$—	$—

Non-cash distribution to partners	$(79,583)	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$8,688	$11,838	$15,777

Cash paid for taxes	$2,723	$2,394	$2,148

The accompanying notes are an integral part of these combined financial statements.

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per unit data)

1.	OPERATIONS AND ORGANIZATION:

Business Operations

Heritage Operating, L.P. (“HOLP”) and Titan Energy Partners, L.P. (“Titan L.P.”) are both Delaware limited partnerships. HOLP and Titan Propane LLC (“Titan”), a wholly-owned subsidiary of Titan L.P., sell propane and propane-related products to residential, commercial, industrial, and agricultural customers in the United States. HOLP is also a wholesale propane supplier in the United States.

As of December 31, 2011, Energy Transfer Partners, L.P. (“ETP”) owned a 100% limited partner interest in HOLP and Energy Transfer Partners, GP, L.P. (“ETP GP”) was the General Partner of HOLP with a 0.0% economic interest. As of December 31, 2011 ETP owned a 99.99% limited partner interest and a 0.01% general partner interest in Titan L.P. Titan Energy GP, LLC was the General Partner of Titan L.P. Energy Transfer Equity, L.P. (“ETE”) owns ETP GP and approximately 22% of the limited partner units of ETP.

On January 12, 2012, ETP contributed HOLP and Titan L.P. to AmeriGas Partners, L.P. (“AmeriGas”). ETP received approximately $1.5 billion in cash and approximately 29.6 million AmeriGas common units, representing approximately 34% of the common units of AmeriGas. AmeriGas assumed approximately $71,000 of existing HOLP debt. Immediately prior to this transaction, HOLP distributed its cylinder exchange business to Heritage Propane Express, LLC, an indirect wholly-owned subsidiary of ETP.

As of January 12, 2012, AmeriGas owns 100% limited partner interests in HOLP and Heritage GP, LLC, the newly formed general partner of HOLP. Heritage GP, LLC has a 0.001% general partner interest in HOLP. As of January 12, 2012, AmeriGas owns 100% limited partner interests in Titan L.P. and Titan Energy GP, LLC, the newly formed general partner of Titan L.P. Titan Energy GP, LLC has a 0.01% general partner interest in Titan L.P.

The accompanying combined financial statements include the accounts and operations of HOLP and Titan L.P. and their respective wholly-owned subsidiaries, as follows:

HOLP

•

Heritage Service Corp.—manages the assets generating the non-qualifying income (including income such as derivative gains from trading activities, service income, tank rentals and others) of the operating partnership.

•	Metro Lawn, LLC – was formed in March 2011 and markets propane powered commercial lawn mover conversions.

•	Heritage Energy Resources, L.L.C. (“HER”)—buys and sells financial instruments related to natural gas liquids (“NGLs”).

Titan L.P.

•	Titan—manages the operational activities for Titan L.P.

•

Titan Propane Services, Inc.—manages the assets generating the non-qualifying income (including income such as derivative gains from trading activities, service income, tank rentals and others) of the operating partnership.

HOLP and Titan L.P. and their subsidiaries are collectively referred to in this report as “we”, “us”, “propane operations” or the “Propane Partnerships”.

2.	SIGNIFICANT ACQUISITIONS:

2011

During the year ended December 31, 2011, we acquired substantially all of the assets of eight propane businesses. The aggregate purchase price for these acquisitions totaled $36,021, which included $26,691 of cash paid, net of cash acquired, liabilities assumed of $5,549 and 66,499 ETP Common Units issued valued at $3,000. During the year ended December 31, 2011, we also recorded $781 of gains on bargain purchases for 2011 acquisitions and paid cash of $573 related to purchase price holdbacks from 2010 acquisitions. The cash paid for acquisitions was derived primarily from our operating cash flows. The operations of the acquired businesses have been included in the combined statements of operations and comprehensive income from their respective acquisition dates.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed based on their fair values for the 2011 acquisitions described above, net of cash acquired:

Acquisitions (Aggregated)
Accounts receivable	$1,641
Inventories	717
Prepaid expenses and other current assets	26
Property, plant, and equipment	17,236
Intangible assets	10,062
Goodwill	6,339

Total assets acquired	36,021

Customer advances and deposits	511
Accrued and other current liabilities	1,049
Long-term debt	3,989

Total liabilities assumed	5,549

Net assets acquired	$30,472

The purchase prices have been allocated based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

We recorded the following intangible assets and goodwill in conjunction with these acquisitions:

Acquisitions (Aggregated)
Intangible assets:
Noncompete agreements (5 to 10 years)	$732
Customer lists (15 years)	7,440
Non-amortizable intangible assets—Trademarks	1,890

Total intangible assets	10,062

Goodwill	6,339

Total intangible assets and goodwill acquired	$16,401

Goodwill was warranted because these acquisitions enhance our current operations and are expected to reduce costs through synergies with existing operations. This goodwill is expected to be deductible for tax purposes.

The allocation of the purchase price of certain acquisitions is based on preliminary data and could change when final valuations are completed. Changes to final asset valuation of prior year acquisitions have been included in our combined financial statements, but are not material.

2010

During the year ended December 31, 2010, we acquired substantially all of the assets of four propane businesses which included H&H Gas and three other smaller companies. We also acquired one production facility for our cylinder exchange business. The aggregate purchase price for these acquisitions totaled $32,038, which included $28,107 of cash paid, net of cash acquired, and liabilities assumed of $3,517. During the year ended December 31, 2010, we also recorded a $414 gain on a bargain purchase. Operating cash flows were primarily used to pay for the acquisitions. The operations of the acquired businesses have been included in the combined statements of operations and comprehensive income from their respective acquisition dates.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed based on their fair values for the 2010 acquisitions described above, net of cash acquired:

	H&H Gas Acquisition	Other Acquisitions (Aggregated)
Accounts receivable	$22	$154
Inventories	242	788
Prepaid expenses and other current assets	67	10
Property, plant, and equipment	6,044	6,383
Intangible assets	7,334	1,863
Goodwill	8,350	781

Total assets acquired	22,059	9,979

Customer advances and deposits	41	40
Accrued and other current liabilities	529	167
Long-term debt	1,762	978

Total liabilities assumed	2,332	1,185

Net assets acquired	$19,727	$8,794

The purchase prices have been allocated based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

We recorded the following intangible assets and goodwill in conjunction with these acquisitions:

	H&H Gas Acquisition	Other Acquisitions (Aggregated)
Intangible assets:
Noncompete agreements (10 years)	$210	$268
Customer lists (15 years)	6,018	1,081
Non-amortizable intangible assets—Trademarks	1,106	514

Total intangible assets	7,334	1,863

Goodwill	8,350	781

Total intangible assets and goodwill acquired	$15,684	$2,644

Goodwill was warranted because these acquisitions enhance our current operations and are expected to reduce costs through synergies with existing operations. This goodwill is expected to be deductible for tax purposes.

2009

During the year ended December 31, 2009, we acquired substantially all of the assets of three propane businesses. The aggregate purchase price for these acquisitions totaled $6,487, which included $5,234 of cash paid, net of cash acquired, and liabilities assumed of $1,236. During the year ended December 31, 2009, we also recorded a $17 gain on a bargain purchase and paid cash of $1,072 related primarily to purchase price holdbacks from 2008 acquisitions. The cash paid for acquisitions was financed primarily with HOLP’s Senior Revolving Credit Facility. The operations of the acquired businesses have been included in the combined statements of operations and comprehensive income from their respective acquisition dates.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed based on their fair values for the 2009 acquisitions described above, net of cash acquired:

Acquisitions (Aggregated)
Accounts receivable	$313
Inventories	152
Property, plant, and equipment	4,631
Intangible assets	1,358
Goodwill	33

Total assets acquired	6,487

Accounts payable	380
Customer advances and deposits	85
Accrued and other current liabilities	66
Long-term debt	705

Total liabilities assumed	1,236

Net assets acquired	$5,251

The purchase prices have been allocated based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

We recorded the following intangible assets and goodwill in conjunction with these acquisitions:

Acquisitions (Aggregated)
Intangible assets:
Noncompete agreements (5 to 7 years)	$188
Customer lists (15 years)	848
Non-amortizable intangible assets—Trademarks	322

Total intangible assets	1,358

Goodwill	33

Total intangible assets and goodwill acquired	$1,391

Goodwill was warranted because these acquisitions enhance our current operations and are expected to reduce costs through synergies with existing operations. This goodwill is expected to be deductible for tax purposes.

3.	ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET DETAIL:

Principles of Consolidation and Combination

The combined financial statements of the Propane Partnerships include the accounts of their subsidiaries. All significant inter-company transactions and accounts have been eliminated in consolidation and combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Some of the significant estimates made by management include, but are not limited to, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in goodwill and trademark impairment tests, market value of inventory and contingency reserves. Actual results could differ from those estimates.

Revenue Recognition

Revenues for sales of propane and propane appliances, parts, and fittings are recognized at the later of the time of delivery of the product to the customer or the time of sale or installation. Revenue from service labor is recognized upon completion of the service. Tank rent is recognized ratably over the period it is earned. We do not separately charge shipping and handling costs to customers. Our customer base includes residential, commercial, industrial and agricultural customers.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

Marketable Securities

Marketable securities are classified as available-for-sale securities and are reflected as a current asset on the combined balance sheets at fair value. Unrealized holding losses of $803 and $4,023, and gains of $4,941 were recorded through accumulated other comprehensive income (“AOCI”), based on the market value of the securities, for the years ended December 31, 2011, 2010 and 2009, respectively.

Accounts Receivable

We grant credit to our customers for the purchase of propane and propane-related products. Accounts receivable are primarily trade accounts receivable arising from our retail and wholesale propane operations and receivables arising from liquids marketing activities. Accounts receivable are recorded at amounts billed to customers less an allowance for doubtful accounts. The allowance for doubtful accounts reflects management’s assessment of the realizability of customer accounts, based on the overall creditworthiness of our customers and any specific disputes.

Accounts receivable consisted of the following:

	December 31,
	2011	2010
Accounts receivable	$136,857	$157,507
Less – allowance for doubtful accounts	(6,587)	(6,409)

Total, net	$130,270	$151,098

The activity in the allowance for doubtful accounts consisted of the following:

	Years Ended December 31,
	2011	2010	2009
Balance, beginning of year	$6,409	$6,339	$8,750
Accounts receivable written off, net of recoveries	(3,524)	(3,657)	(5,404)
Provision for loss on accounts receivable	3,702	3,727	2,993

Balance, end of year	$6,587	$6,409	$6,339

Inventories

Inventories are valued at the lower of cost or market. The cost of propane inventories is determined using the weighted-average cost of propane delivered to the customer service locations and includes storage fees and inbound freight costs, while the cost of appliances, parts, and fittings is determined by the first-in, first-out method.

Inventories consisted of the following:

	December 31,
	2011	2010
Propane	$86,958	$76,341
Appliances, parts and fittings and other	14,863	14,674

Total inventories	$101,821	$91,015

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are expensed as incurred. Expenditures to refurbish tanks that either extend the useful lives of the tanks or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the tanks. Additionally, we capitalize certain costs directly related to the installation of company-owned tanks, including internal labor costs. When property, plant and equipment are retired or sold, any gain or loss is included in our results of operations.

We review property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, we reduce the carrying amount of such assets to fair value. No impairment of long-lived assets was required during the periods presented in these combined financial statements.

Components and useful lives of property, plant and equipment were as follows:

	December 31,
	2011	2010
Land and improvements	$68,607	$66,963
Buildings and improvements (20 to 40 years)	81,327	75,153
Bulk storage, equipment and facilities (5 to 30 years)	205,677	193,664
Tanks and other equipment (10 to 30 years)	642,575	623,126
Vehicles (3 to 20 years)	175,774	165,173
Furniture and fixtures (3 to 10 years)	35,018	28,729
Other (10 years)	9,247	8,149

	1,218,225	1,160,957
Less – Accumulated depreciation	(461,958)	(394,451)

	756,267	766,506
Plus – Construction work-in-process	25,654	23,416

Property, plant and equipment, net	$781,921	$789,922

We recognized the following amounts of depreciation expense for the periods presented:

	Years Ended December 31,
	2011	2010	2009
Depreciation expense	$73,004	$72,681	$72,376

Goodwill

Goodwill is tested for impairment annually or more frequently if circumstances indicate that goodwill might be impaired. Our annual impairment test is performed as of August 31. No goodwill impairments were recorded for the periods presented in these combined financial statements.

Changes in the carrying amount of goodwill were as follows:

Balance, December 31, 2009	$603,975
Goodwill acquired	9,131

Balance, December 31, 2010	613,106
Goodwill acquired	6,339

Balance, December 31, 2011	$619,445

Goodwill is recorded at the acquisition date based on a preliminary purchase price allocation and generally may be retrospectively adjusted when the purchase price allocation is finalized.

Intangibles and Other Assets

Intangibles and other assets are stated at cost net of amortization computed on the straight-line method. We eliminate from our combined balance sheets the gross carrying amount and the related accumulated amortization for any fully amortized intangibles in the year they are fully amortized. Components and useful lives of intangibles and other assets were as follows:

	December 31, 2011		December 31, 2010
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Amortizable intangible assets:
Noncompete agreements (3 to 15 years)	$15,431	$(7,835)	$21,165	$(11,888)
Customer lists (15 to 30 years)	112,248	(45,843)	104,802	(38,250)

Total amortizable intangible assets	127,679	(53,678)	125,967	(50,138)

Non-amortizable assets—Trademarks	79,339	—	77,445	—

Total intangible assets	207,018	(53,678)	203,412	(50,138)

Other long-term assets:
Financing costs (5 to 20 years)	755	(409)	3,822	(3,182)
Other	7,605	—	10,740	—

Total intangible and other assets	$215,378	$(54,087)	$217,974	$(53,320)

Aggregate amortization expense of intangible and other assets was as follows:

	Years Ended December 31,
	2011	2010	2009
Reported in depreciation and amortization	$10,014	$9,959	$11,827

Reported in interest expense	$293	$500	$547

Estimated aggregate amortization expense for the next five years is as follows:

Years Ending December 31:
2012	$9,563
2013	9,110
2014	8,646
2015	8,084
2016	7,286

We review amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value. We review non-amortizable intangible assets for impairment annually as of August 31, or more frequently if circumstances dictate. No impairment of intangible assets was required during the periods presented in these combined financial statements.

Asset Retirement Obligation

We have determined that we are obligated by contractual requirements to remove facilities or perform other remediation upon retirement of certain assets. Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates. However, management was not able to reasonably measure the fair value of the asset retirement obligations as of December 31, 2011 or 2010 because the settlement dates were indeterminable. We will record an asset retirement obligation in the periods in which management can reasonably determine the settlement dates.

Customer Advances and Deposits

We receive deposits or advances from customers as security or prepayments for future propane deliveries. Prepayments and security deposits may also be required when customers exceed their credit limits or do not qualify for open credit.

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	December 31,
	2011	2010
Interest payable	$1,006	$1,271
Deferred tank rent	12,196	12,191
Taxes other than income taxes	8,901	10,479
Insurance reserve	18,157	10,170
Income taxes payable	986	975
Other	2,916	2,045

Total accrued and other current liabilities	$44,162	$37,131

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. Assets and liabilities from liquids marketing and price risk management assets and liabilities are recorded at fair value.

Based on the estimated borrowing rates currently available to us for loans with similar terms and average maturities, the aggregate fair value and carrying amount of our debt obligations as of December 31, 2011 was $89,440 and $81,659, respectively. As of December 31, 2010 the aggregate fair value and carrying amount of long-term debt was $125,372 and $112,668, respectively.

We have marketable securities and commodity derivatives that are accounted for as assets and liabilities at fair value in our combined balance sheets. We determine the fair value of our assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. We consider the valuation of marketable securities transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. We value our forward propane contracts using the New York Mercantile Exchange (“NYMEX”). Therefore, we consider these over-the-counter (“OTC”) commodity derivatives entered into directly with third parties as a Level 2 valuation since the values of these derivatives are quoted on an exchange for similar transactions. Level 3 valuations include significant unobservable inputs. We currently do not have any fair value measurements that are considered Level 3 valuations.

The following table summarizes the fair value of our financial assets and liabilities measured and recorded at fair value on a recurring basis as of December 31, 2011 and 2010 based on inputs used to derive their fair values:

		Fair Value Measurements at December 31, 2011 Using			Fair Value Measurements at December 31, 2010 Using
Description	Fair Value Total	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Fair Value Total	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)
Assets
Marketable Securities	$1,218	$1,218	$—	$2,020	$2,020	$—
Commodity Derivatives	9	—	9	6,971	—	6,971
Liabilities
Commodity Derivatives	(4,131)	$—	$(4,131)	(29)	$—	$(29)

	$(2,904)	$1,218	$(4,122)	$8,962	$2,020	$6,942

Costs and Expenses

Costs of products sold include actual cost of fuel sold, adjusted for the effects of commodity derivative activities, storage fees and inbound freight and the cost of appliances, parts and fittings. Operating expenses include all costs incurred to provide products to customers, including compensation for operations personnel, insurance costs, vehicle maintenance, advertising costs, shipping and handling costs, purchasing costs and plant operations. Selling, general and administrative expenses include all partnership related expenses and compensation for executive, partnership and administrative personnel.

We record the collection of taxes, principally sale and use taxes, to be remitted to governmental authorities on a net basis.

Income Taxes

The Propane Partnerships are limited partnerships. As a result, their earnings or losses for federal and state income tax purposes are included in the tax returns of the individual partners. Accordingly, no recognition has been given to income taxes in our accompanying financial statements except those incurred by corporate subsidiaries of us that are subject to income taxes. Net earnings for financial statement purposes may differ significantly from taxable income reportable to partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities, in addition to the allocation requirements related to taxable income under the Propane Partnerships’ agreements, as amended.

As limited partnerships, we are generally not subject to income tax. We are, however, subject to a statutory requirement that our non-qualifying income (including income such as derivative gains from trading activities, service income, tank rentals and others) cannot exceed 10% of our total gross income, determined on a calendar year basis under the applicable income tax provisions. If the amount of our non-qualifying income exceeds this statutory limit, we would be taxed as a corporation. Accordingly, certain activities that generate non-qualifying income are conducted through taxable corporate subsidiaries (“C corporations”). These C corporations are subject to federal and state income tax and pay the income taxes related to the results of their operations. For the years ended December 31, 2011, 2010 and 2009, our non-qualifying income did not exceed the statutory limit.

Those subsidiaries which are taxable corporations follow the asset and liability method of accounting for income taxes, under which deferred income taxes are recorded based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received and liabilities settled.

Accounting for Derivative Instruments

All derivatives are recognized in the combined balance sheets as either an asset or liability measured at fair value.

In the course of normal operations, we routinely enter into contracts such as forward physical contracts for the purchase and sale of propane that qualify for and are designated as a normal purchase and sales contracts. Such contracts are exempted from the fair value accounting requirements. In addition, HER buys and sells derivative instruments that are not designated as accounting hedges.

We enter into propane sales commitments with a portion of our retail customers that provide for a contracted price agreement for a specified period of time, typically no longer than one year. These commitments can expose the operations to product price risk if not offset by a propane purchase commitment. To hedge a significant portion of these sales commitments entered into under our customer prebuy programs, Titan enters into financial instruments (swap agreements) to lock in margins.

For qualifying hedges, we formally document, designate and assess the effectiveness of transactions that receive cash flow hedge accounting treatment and the gains and losses offset related results on the hedged item in the statement of operations. The market prices used to value our financial derivatives and related transactions have been determined using independent third party prices, readily available market information, and appropriate valuation techniques.

At inception of a hedge, we formally document the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing effectiveness and how any ineffectiveness will be measured and recorded. We also assess, both at the inception of the hedge and on a quarterly basis, whether the derivatives that are used in our hedging transactions are highly effective in offsetting changes in cash flows. If it is determined that a derivative is no longer highly effective as a hedge, we would discontinue hedge accounting prospectively by including changes in the fair value of the derivative in net income for the period.

Cash flows from derivatives accounted for as cash flow hedges are reported as cash flows from operating activities, in the same category as the cash flows from the items being hedged.

If we designate a derivative financial instrument as a cash flow hedge and it qualifies for hedge accounting, the change in the fair value is deferred in AOCI until the underlying hedged transaction occurs. Any ineffective portion of a cash flow hedge’s change in fair value would be recognized each period in earnings. Gains and losses deferred in AOCI related to cash flow hedges remain in AOCI until the underlying physical transaction occurs, unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter. For financial derivative instruments that do not qualify for hedge accounting, the change in fair value is recorded in cost of products sold in the combined statements of operations and comprehensive income.

Inherent in the contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers, or financial counterparties to a contract. We take an active role in managing and controlling market and credit risk over our commodity-related activities, and we have established control procedures, which are reviewed on an ongoing basis. We monitor market risk of commodity-related activities through a variety of techniques, including routine reporting to senior management. We attempt to minimize credit risk exposure through credit policies and periodic monitoring procedures.

New Accounting Standards

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”), which simplifies how entities test goodwill for impairment. ASU 2011-08 give entities the option, under certain circumstances, to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether further impairment testing is necessary. ASU 2011-08 is effective for fiscal years beginning after December 15, 2011. We did not early adopt this standard for our annual impairment tests for August 31, 2011.

4.	LONG-TERM DEBT:

Our debt obligations consist of the following:

	December 31,
	2011	2010	Maturities
HOLP Senior Secured Notes:
8.55% Senior Secured Notes	$—	$12,000	Annual payments of $12,000 due each June 30 through 2011. Interest is paid semi-annually.

Medium Term Note Program:
7.26% Series B Senior Secured Notes	2,000	4,000	Annual payments of $2,000 due each November 19 through 2012. Interest is paid semi-annually.

Senior Secured Promissory Notes:
8.67% Series D Senior Secured Notes	12,950	25,400	Annual payments of $12,450 due August 15, 2011 and $12,950 due August 15, 2012. Interest is paid quarterly.

8.75% Series E Senior Secured Notes	4,000	5,000	Annual payments of $1,000 due each August 15 through 2015. Interest is paid quarterly.

8.87% Series F Senior Secured Notes	32,727	36,364	Annual payments of $3,636 due each August 15 through 2020. Interest is paid quarterly.

7.89% Series H Senior Secured Notes	3,636	4,364	Annual payments of $727 due each May 15 through 2016. Interest is paid quarterly.

7.99% Series I Senior Secured Notes	16,000	16,000	One payment due May 15, 2013. Interest is paid quarterly.

Other Long-Term Debt:
Notes payable on noncompete agreements with interest imputed at rates averaging 6.77% and 8.14% at December 31, 2011 and 2010, respectively	9,260	7,935	Due in installments through 2021.

Other	1,086	1,605	Due in installments through 2024.

	81,659	112,668
Current maturities of long-term debt	(24,117)	(35,265)

	$57,542	$77,403

The following table reflects future maturities of long-term debt for each of the next five years and thereafter. These amounts exclude maturities of long-term debt for prepayments on senior secured notes related to ETP’s contribution of HOLP and Titan L.P. to AmeriGas, as discussed below.

2012	$22,926
2013	23,181
2014	6,259
2015	6,107
2016	4,523
Thereafter	15,653

$78,649

HOLP Senior Secured Notes

All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts, and the capital stock of HOLP and its subsidiaries secure the HOLP Senior Secured, Medium Term, and Senior Secured Promissory Notes (collectively, the “HOLP Senior Secured Notes”). On January 12, 2012, as part of AmeriGas’ assumption of the approximately $71,000 of HOLP Senior Secured Notes, principal prepayments of $3,010 were made on the 8.67% Series D and 7.89% Series H Senior Secured Notes.

HOLP Credit Facility

HOLP previously had a $75,000 Senior Revolving Facility (the “HOLP Credit Facility”), which was terminated in February 2011. An intercompany loan agreement was put in place between ETP and HOLP to allow borrowings by HOLP to meet its future liquidity needs. There were no intercompany loans from ETP to HOLP during the year ended December 31, 2011. On January 12, 2012, due to ETP’s contribution of HOLP and Titan L.P. to AmeriGas, we will meet our future liquidity needs through intercompany loans from AmeriGas.

Covenants Related to Agreements

The agreements related to the HOLP Senior Secured Notes were amended in February 2011 to revise the financial covenants and to allow for intercompany loans from ETP on a subordinated basis. The amended agreements contain customary restrictive covenants including the maintenance of financial covenants and limitations on substantial disposition of assets, changes in ownership, the level of additional indebtedness and creation of liens. The amended financial covenants require HOLP to maintain ratios of Consolidated Funded Indebtedness to Consolidated EBITDA (as these terms are similarly defined in the amended agreements related to the HOLP Senior Secured Notes) of not more than 3.25 to 1 and Consolidated EBITDA to Consolidated Interest Expense (as these terms are similarly defined in the amended agreements related to the HOLP Senior Secured Notes) of not less than 2.25 to 1. These amended debt agreements also provide that HOLP may declare, make, or incur a liability to make restricted payments during each fiscal quarter, if: (a) the amount of such restricted payment, together with all other restricted payments during such quarter, do not exceed the amount of Available Cash (as defined in the amended agreements related to the HOLP Senior Secured Notes) with respect to the immediately preceding quarter (which amount is required to reflect a reserve equal to 50% of the interest to be paid on the HOLP Senior Secured Notes during the last quarter and in addition, in the third, second and first quarters preceding a quarter in which a scheduled principal payment is to be made on the HOLP Senior Secured Notes, and a reserve equal to 25%, 50%, and 75%, respectively, of the principal amount to be repaid on such payment dates), (b) no default or event of default exists before such restricted payments, and (c) the amounts of HOLP’s restricted payment is not disproportionately greater than the payment amount from Energy Transfer Company (“ETC OLP”) utilized to fund payment obligations of ETP and its general partner with respect to ETP’s Common Units.

Failure to comply with the various restrictive and affirmative covenants of the amended note agreements related to the HOLP Senior Secured Notes could require us to pay debt balances prior to scheduled maturity and could negatively impact our ability to incur additional debt.

We were in compliance with all requirements, tests, limitations and covenants related to our debt agreements for HOLP’s Senior Secured Notes as of December 31, 2011.

On January 12, 2012, due to ETP’s contribution of HOLP and Titan L.P. to AmeriGas, the agreements related to the HOLP Senior Secured Notes were amended to replace references to ETP with AmeriGas.

5.	PARTNERS’ CAPITAL AND UNIT-BASED COMPENSATION PLANS:

Limited Partner and General Partner interests in the Propane Partnerships entitle the holders thereof to the rights and privileges specified in HOLP and Titan L.P.’s partnership agreements, as amended.

For the purposes of maintaining the capital accounts and in determining the rights of the Partners among themselves, items of income, gain, loss and deductions shall generally be allocated among the Partners in accordance with their respective percentage interests of the Propane Partnerships.

No person is entitled to preemptive rights in respect of issuances of securities by the Propane Partnerships, except that the General Partners may, but are not obligated to, make additional capital contributions to HOLP and Titan L.P.

Quarterly Distributions of Available Cash

HOLP and Titan L.P.’s partnership agreements, as amended, require the Propane Partnerships to distribute all of their Available Cash to their Limited Partners and their General Partner within forty-five days following the end of each fiscal quarter. The term Available Cash generally means, with respect to any of our fiscal quarters, all cash on hand at the end of such quarter, plus working capital borrowings after the end of the quarter, less reserves established by the General Partner in its sole discretion to provide for the proper conduct of our businesses, to comply with applicable laws or any debt instrument or other agreement, or to provide funds for future distributions to partners with respect to any one or more of the next four quarters. No cash distributions were made by HOLP during the year ended December 31, 2011. Distributions totaling $110,000 and $81,697 were made by HOLP during the years ended December 31, 2010 and 2009, respectively. There were no cash distributions made by Titan L.P.

Accumulated Other Comprehensive Income

The following table presents the components of accumulated other comprehensive income (“AOCI”), net of tax:

	December 31,
	2011	2010
Unrealized gains on available-for-sale securities	$115	$918
Net gains on commodity related hedges	118	6,388

Total AOCI, net of tax	$233	$7,306

Unit-Based Compensation Plans

ETP has issued equity incentive plans for employees, officers and directors, which provide for various types of awards, including options to purchase ETP Common Units, restricted units, phantom units, Common Units, distribution equivalent rights (“DERs”), Common Unit appreciation rights, and other unit-based awards. Certain HOLP and Titan employees participate in these plans. As of December 31, 2011, an aggregate total of 2,788,181 ETP Common Units remain available to be awarded under ETP’s equity incentive plans.

Unit Grants

ETP previously granted restricted unit awards to employees that vested over a specified time period, typically a five-year period at 20% per year, with vesting based on continued employment as of each applicable vesting date. Upon vesting, ETP Common Units are issued.

Award Activity

The following table shows the activity of the awards granted to HOLP and Titan employees:

	Number of Units	Weighted Average Grant-Date Fair Value Per Unit
Unvested awards as of December 31, 2010	372,317	$42.41
Awards granted	5,000	52.54
Awards vested	(98,156)	41.36
Awards forfeited	(39,486)	41.49

Unvested awards as of December 31, 2011	239,675	43.20

During the years ended December 31, 2011, 2010 and 2009, the weighted average grant-date fair value per unit award granted was $52.54, $49.98 and $44.15, respectively. The total fair value of awards vested was $4,060, $3,661 and $3,048, respectively, based on the market price of ETP Common Units as of the vesting date.

During the year ended December 31, 2011, we reversed all previously recognized compensation expense related to awards that were unvested as of December 31, 2011. Forfeiture rates were adjusted to reflect forfeitures expected upon the change in control that occurred in January 2012; therefore, no compensation expense will be recognized with respect to these awards in future periods.

6.	MAJOR CUSTOMERS AND SUPPLIERS:

Concentrations of customers may impact our overall exposure to credit risk, either positively or negatively. Management believes that our portfolio of accounts receivable is sufficiently diversified to minimize any potential credit risk. No single customer accounted for 10% or more of our revenue.

We had gross purchases as a percentage of total purchases from major suppliers as follows:

	December 31,
	2011	2010	2009
Unaffiliated
Targa	10.4%	12.9%	14.3%
MP Oils	15.5%	13.3%	15.1%

Affiliated
Enterprise	55.2%	53.5%	50.3%

Substantially all agreements with Targa Liquids Marketing and Trade (“Targa”) have a maximum duration of one year.

In connection with the sale of MP Oils in October 2007, HOLP executed a propane purchase agreement for approximately 90.0 million gallons per year through 2015.

Enterprise Products Partners L.P. (together with its subsidiaries “Enterprise”) is a related party as discussed in Note 11. The propane operations have an agreement with Enterprise to supply a portion of our propane requirements.

This concentration of suppliers may impact our overall operations either positively or negatively. However, management believes that the diversification of suppliers is sufficient to enable us to purchase all of our supply needs at market prices without a material disruption of operations if supplies are interrupted from any of our existing sources. Although no assurances can be given that supplies of propane will be readily available in the future, we expect a sufficient supply to continue to be available.

7.	COMMITMENTS, CONTINGENCIES AND ENVIRONMENTAL LIABILITIES:

Commitments

We have entered into several propane purchase and supply commitments, which are typically one year agreements with varying terms as to quantities, prices and expiration dates. We believe that the terms of these agreements are commercially reasonable and will not have a material adverse effect on our financial position or results of operations.

We have certain non-cancelable leases for property and equipment, which require fixed monthly rental payments and expire at various dates through 2034. Rental expense under these operating leases has been included in operating expenses in the combined statements of operations and comprehensive income and totaled approximately $5,028, $4,904 and $5,176 for the years ended December 31, 2011, 2010 and 2009, respectively.

Future minimum lease commitments for such leases are:

Years Ending December 31:
2012	$4,574
2013	3,155
2014	1,868
2015	1,221
2016	624
Thereafter	722

The propane operations have an agreement with Enterprise (see Note 11) to supply a portion of our propane requirements. The agreement will continue until March 2015 and includes an option to extend the agreement for an additional year.

In connection with the sale of MP Oils in October 2007, HOLP executed a propane purchase agreement for approximately 90.0 million gallons per year through 2015 at market prices plus a nominal fee.

Litigation and Contingencies

We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. Propane is a flammable, combustible gas. Serious personal injury and significant property damage can arise in connection with its storage, transportation or use. In the ordinary course of business, we are sometimes threatened with or named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. We maintain liability insurance with insurers in amounts and with coverage and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to product liability, personal injury or property damage in the future.

We are a party to various legal proceedings and/or regulatory proceedings incidental to our businesses. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies, the likelihood of an unfavorable outcome and the availability of insurance coverage. If we determine that an unfavorable outcome of a particular matter is probable and can be estimated we accrue the contingent obligation as well as any expected insurance recoverable amounts related to the contingency. As of December 31, 2011 and 2010, accruals of approximately $18,157 and $10,170, respectively, were reflected on our combined balance sheets related to these contingent obligations. As new information becomes available, our estimates may change. The impact of these changes may have a significant effect on our results of operations in a single period.

The outcome of these matters cannot be predicted with certainty and there can be no assurance that the outcome of a particular matter will not result in the payment of amounts that have not been accrued for the matter. Furthermore, we may revise accrual amounts prior to resolution of a particular contingency based on changes in facts and circumstances or changes in the expected outcome.

No amounts have been recorded in our December 31, 2011 or 2010 combined balance sheets for contingencies and current litigation, other than amounts disclosed herein.

Environmental Matters

Petroleum-based contamination or environmental wastes are known to be located on or adjacent to six sites, on which HOLP presently has, or formerly had, retail propane operations. These sites were evaluated at the time of their acquisition. In all cases, remediation operations have been or will be undertaken by others, and in all six cases, HOLP obtained indemnification for expenses associated with any remediation from the former owners or related entities. We have not been named as a potentially responsible party at any of these sites, nor have our operations contributed to the environmental issues at these sites. Accordingly, no amounts have been recorded in our December 31, 2011 or 2010 combined balance sheets related to this. Based on information currently available to us, such projects are not expected to have a material adverse effect on our financial condition or results of operations.

In July 2001, HOLP acquired a company that had previously received a request for information from the U.S. Environmental Protection Agency (the “EPA”) regarding potential contribution to a widespread groundwater contamination problem in San Bernardino, California, known as the Newmark Groundwater Contamination. Although the EPA has indicated that the groundwater contamination may be attributable to releases of solvents from a former military base located within the subject area that occurred long before the facility acquired by HOLP was constructed, it is possible that the EPA may seek to recover all or a portion of groundwater remediation costs from private parties under the Comprehensive Environmental Response, Compensation, and Liability Act (commonly called Superfund). We have not received any follow-up correspondence from the EPA on the matter since our acquisition of the predecessor company in 2001. Based upon information currently available to HOLP, it is believed that HOLP’s liability if such action were to be taken by the EPA would not have a material adverse effect on our financial condition or results of operations.

In connection with the purchase of Titan Energy Partners, L.P., we took, through Titan Propane, LLC, an economic interest in SYN, Inc. (“SYN”), an entity in Chapter 7 bankruptcy proceedings (initiated in 2005 by legacy Titan management) in New York.

Our research and investigation indicates that SYN is the beneficial holder (legal title does not appear to have been perfected as to any of the properties in question) of title to three former manufactured coal gas plants located in Bennington, Vermont; Claremont, New Hampshire; and Chestertown, Maryland. It appears that Titan’s predecessor, Cornerstone Propane Partners, LP, collapsed several entities which held title to properties contributed to the formation of Cornerstone Propane Partners, LP, by the owners of Synergy Gas, one of the privately held entities that contributed their assets to form Cornerstone Propane Partners, L.P., as part of Cornerstone’s formation and eventual public offering.

The site in Bennington, Vermont was used from approximately the late 1980s through approximately 2004 as a retail propane facility. In 2004, the property was abandoned. The property has remained vacant since that time. Although it appears that monitoring wells were installed at the property by the prior owners, an inspection of the property in 2007 revealed the wells to be capped and inactive. The nature and extent of the contamination at the property is therefore unknown.

The Claremont, New Hampshire site was operated at a coal gas plant which serviced the entire town, which was a largely industrialized (mill) town in the late 1800s and early 1900s. A partially-destroyed brick building and the remains of a large coal tar holding tank remain at the property. The property, which abuts the Sugar River, is contaminated with coal tar and coal tar derivatives. A retail propane facility operated at the property during the time period of 1970 – 1980 but public records indicate that the site has been abandoned and unused since the late 1980s. In 2008, the City of Claremont partially dammed the Sugar River upstream of the site in order to lower the water level in connection with the improvement of the riverbed. The lowering of the water level reduced the hydrostatic pressure against the river side of the site, allowing coal tar to escape and migrate into the river. Containment work was successfully completed and the Sugar River returned to its normal level in late 2008. No additional releases have been reported.

As with the other sites, the Chestertown site is a former coal gas plant used as a retail propane facility that was found to have coal tar contamination at the approximate on-half acre site. We have agreed to further explore delineation of the coal tar contamination at the site itself and the ash pit contamination on the adjacent wetlands, which are environmentally stable.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in clean-up technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.

As of December 31, 2011 and 2010, accruals on an undiscounted basis of $2,575 and $2,720, respectively, were recorded in our combined balance sheets as other non-current liabilities related to environmental matters. This accrual is to cover future legal costs and any clean-up costs and settlement of the environmental matters related to the three former coal gas plants. Based on information available at this time and reviews undertaken to identify potential exposure, we believe the amount reserved for environmental matters is adequate to cover the potential exposure for clean-up costs.

Our operations are also subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”), and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazardous communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which we operate. In some states, these laws are administered by state agencies, and in others, they are administered on a municipal level. With respect to the transportation of propane by truck, we are subject to regulations governing the transportation of hazardous materials under the Federal Motor Carrier Safety Act, administered by the DOT. We conduct ongoing training programs to help ensure that our operations are in compliance with applicable regulations. We believe that the procedures currently in effect at all of our facilities for the handling, storage and distribution of propane are consistent with industry standards and are in substantial compliance with applicable laws and regulations.

8.	ASSETS AND LIABILITIES FROM LIQUIDS MARKETING:

HER buys and sells derivative instruments that are not designated as accounting hedges. The types of contracts we utilize in our liquids marketing operation include energy commodity forward contracts traded on OTC financial markets. These forward contracts are marked-to-market and recorded as an asset or liability on the combined balance sheets in prepaid expenses and other current assets or accrued and other current liabilities and recorded net in other revenue on the combined statements of operations and comprehensive income. Changes in the assets and liabilities from the liquids marketing activities result primarily from changes in the market prices, newly originated transactions, and the timing and settlement of contracts. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on management’s assessment of anticipated market movements. As of December 31, 2011, we had no outstanding contracts. As of December 31, 2010, we had a net long position of 420,000 gallons of propane with a net fair value asset of $78. These contracts expired during 2011.

Summary of Derivative Gains and Losses

The following represents HER’s derivative activity recognized in net income:

	Years Ended December 31,
	2011	2010	2009
Commodity-related
Unrealized trading gains (losses) recognized in other revenue	$(78)	$298	$(1,522)
Realized trading gains recognized in other revenue	757	1,912	3,283

9.	PRICE RISK MANAGEMENT ASSETS AND LIABILITIES:

Our propane operations permit customers to guarantee the propane delivery price for the next heating season. As we execute fixed sales price contracts with our customers, Titan may enter into propane futures contracts to fix the purchase price related to these sales contracts, thereby locking in a gross profit margin. Additionally, Titan may use propane futures contracts to secure the purchase price of our propane inventory for a percentage of our anticipated propane sales.

The following table details the outstanding commodity-related derivatives as of December 31, 2011 and 2010:

	2011		2010
	Notional Volume	Maturity	Notional Volume	Maturity
Mark-to-Market Derivatives
Forwards/Swaps (Gallons)	38,766,000	2012-2013	1,974,000	2011
Cash Flow Hedging Derivatives
Forwards/Swaps (Gallons)	—	—	32,466,000	2011

We discontinued cash flow hedge accounting during the quarter ended September 30, 2011; therefore, our commodity-related derivatives are currently accounted for using mark-to-market accounting. $118 of unrealized gains remain in AOCI and will be reclassified into earnings over the next twelve months.

The following table provides a balance sheet overview of the derivative assets and liabilities as of December 31, 2011 and 2010:

	Fair Value of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	2011	2010	2011	2010
Derivatives designated as hedging intruments:
Commodity derivatives	$—	$6,589	$—	$—
Derivatives not designated as hedging intruments:
Commodity derivatives	$9	$275	$(4,131)	$—

The commodity derivatives are recorded in price risk management assets and liabilities on the combined balance sheets.

The following tables summarize the amounts recognized with respect to our derivative financial instruments for the periods presented:

	Change in Value Recognized in OCI on Derivatives (Effective Portion)
	Years Ended December 31,
	2011	2010	2009
Derivatives in cash flow hedging relationships:
Commodity derivatives	$3,872	$9,502	$12,632

	Location of Gain/(Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from AOCI into Income (Effective Portion)
		Years Ended December 31,
		2011	2010	2009
Derivatives in cash flow hedging relationships:
Commodity derivatives	Cost of products sold	$(9,876)	$11,724	$4,022

	Location of Gain/(Loss) Reclassified from AOCI into Income (Ineffective Portion)	Amount of Gain/(Loss) Recognized in Income on Ineffective Portion
		Years Ended December 31,
		2011	2010	2009
Derivatives in cash flow hedging relationships:
Commodity derivatives	Cost of products sold	$(266)	$—	$—

	Location of Gain/(Loss) Recognized in Income on Derivatives	Amount of Gain/(Loss) Recognized in Income on Derivatives
		Years Ended December 31,
		2011	2010	2009
Derivatives not designated as hedging instruments:
Commodity derivatives	Cost of products sold	$(5,893)	$38	$7,025

We recognized in cost of products sold, $4,673 of unrealized losses, $3,073 of unrealized losses and $45,636 of unrealized gains on commodity derivatives not in cash flow hedging relationships (including the ineffective portion of commodity derivatives in cash flow hedging relationships) for the years ended December 31, 2011, 2010 and 2009, respectively.

10.	RETIREMENT BENEFITS:

ETP sponsors a 401(k) savings plan, which covered virtually all HOLP and Titan employees until ETP contributed HOLP and Titan L.P. to AmeriGas on January 12, 2012. Employer matching contributions under the ETP 401(k) savings plan were calculated using a formula based on employee contributions. The Propane Partnerships made matching contributions of $4,992, $5,001 and $5,454 to the 401(k) savings plan for the years ended December 31, 2011, 2010 and 2009, respectively, for HOLP and Titan employees. During the three months ended March 31, 2012, HOLP and Titan employees’ investments in the ETP 401(k) were transferred to the AmeriGas Savings Plan.

11.	RELATED PARTY TRANSACTIONS:

Prior to ETP’s contribution of HOLP and Titan L.P. to AmeriGas, ETP allocated administration expenses to its operating partnerships using the Modified Massachusetts Formula Calculation (“MMFC”). The amounts allocated to propane operations for the years ended December 31, 2011, 2010 and 2009 were $16,013, $14,196 and $12,113, respectively. The amount for the year ended December 31, 2009 was offset by costs allocated to ETP from its operating partnerships for support services. The amount allocated to ETP, using the MMFC, from the propane operations for the year ended December 31, 2009 was $412.

Enterprise was considered to be a related party to us due to Enterprise’s holdings of outstanding common units of ETE. We routinely buy and sell product with Enterprise. The following table presents sales and purchases of propane from affiliates of Enterprise:

	Years Ended December 31,
	2011	2010	2009
Sales	$10,613	$15,527	$19,961

Purchases	471,046	415,897	343,540

As of December 31, 2011 and 2010, HER had no outstanding forward mark-to-market derivatives with Enterprise. We purchase a portion of our propane requirements from Enterprise pursuant to an agreement that was extended until March 2015, and includes an option to extend the agreement for an additional year. As of December 31, 2011 and 2010, Titan had forward mark-to-market derivatives for approximately 38,766,000 and 1,722,000 gallons of propane at a fair value liability of $4,122 and a fair value asset of $205, respectively, with Enterprise. In addition, as of December 31, 2010, Titan had forward derivatives accounted for as cash flow hedges of 32,466,000 gallons of propane at a fair value asset of $6,589 with Enterprise. Our forward mark-to-market derivatives and cash flow hedges are settled on a net basis with Enterprise. We discontinued cash flow hedge accounting in July 2011; therefore, all of our forward derivatives are currently accounted for using mark-to-market accounting.

The following table summarizes the related party balances on our combined balance sheets:

	As of December 31,
	2011	2010
Accounts receivable from related parties:
Enterprise	$—	$2,327
ETP	—	68,603

Total accounts receivable from related parties	$—	$70,930

Accounts payable to related parties:
Enterprise	$27,770	$22,985
ETC OLP	—	—
ETP	—	86,158

Total accounts payable to related parties	$27,770	$109,143

For cash management purposes, Titan’s excess cash was swept to ETP on a daily basis. If cash was not available to meet daily operational cash requirements, ETP advanced funds back to Titan. This net activity was included in accounts receivable from related parties for ETP at December 31, 2010. However, as of December 31, 2011, this net activity was settled due to the anticipated transaction with AmeriGas. Affiliated interest income related to these transactions was $1,636 and $617 for the years ended December 31, 2010 and 2009, respectively. ETP determined it was no longer necessary to record affiliated interest related to these transactions and therefore no affiliated interest was incurred during 2011.

Accounts payable to related parties for ETP primarily consist of certain costs incurred by ETP on our behalf, such as, business insurance expenses, employee health insurance expenses and administration expenses as discussed above. As of December 31, 2011, accounts payable to related companies for ETP and ETC OLP were settled due to the anticipated transaction with AmeriGas.

12.	SUBSEQUENT EVENTS:

Management has evaluated subsequent events through April 27, 2012, the date the financial statements were available to be issued.